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                                                       Exhibit 99.B(h)(1)(D)(ii)

                      GLOBAL SECURITIES LENDING SUPPLEMENT

     In addition to the provisions of that certain securities lending agreement dated as of August 7, 2003 pursuant to which ING Funds (the "Lender") has appointed The Bank of New York (the "Bank") as its agent to lend securities in the Lender's custody account at the Bank and to perform related activities (the "Agreement"), the following provisions shall apply to loans involving Non-U.S. Securities, Non-U.S. Collateral and/or Approved Non-U.S. Investments.

                                    ARTICLE I
                                   DEFINITIONS

     For purposes hereof, the following terms shall have the meanings ascribed below:

     1. "Approved Non-U.S. Investment" shall mean any type of security, participation or interest in property in which Cash Collateral or Non-U.S. Cash Collateral may be invested or reinvested, as more fully described on Schedule I to this Supplement (which may be amended from time to time by execution of a revised Schedule I).

     2. "Approved Investment" shall mean any type of security, instrument, participation or interest in property in which the Lender has previously authorized the Bank to invest or reinvest Cash Collateral pursuant to the Agreement.

     3. "Book-Entry System" shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering Government Securities (as defined herein), its successors and nominees.

     4. "Business Day" shall mean any day on which all of the following are open for business: (a) the Bank; (b) the Book-Entry System, Depositories or Clearing Organizations, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities, Collateral or Non-U.S. Collateral.

     5. "Clearing Organization" shall mean (a) Euro-clear, CEDEL and any other depository or clearing agency (and their respective successors and nominees) for Non-U.S. Securities incorporated under the laws of a country other than the United States and authorized to act as a securities depository or clearing agency, and (b) any other entity which provides for the clearance or settlement of transactions involving Non-U.S. Securities which is designated by the Bank as the institution for clearance or settlement of the transaction in loaned Non-U.S. Securities or Collateral.

     6. "Collateral Requirement" shall mean with respect to Loans pursuant to this Supplement, the following percentage of the Market Value of Loaned Securities as of the close of trading on the preceding Business Day, (a) 105% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in different currencies, or (b) 102% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in the same currency.

     7. "Depository" shall mean the Depository Trust Company and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency.

     8. "Global Securities Borrowing Supplement" shall mean the agreement pursuant to which the Bank lends Securities or Non-U.S. Securities to Borrowers on behalf of its customers (including the Lender) from time to time.

     9. "Government Security" shall mean securities that are both (a) book-entry Treasury Securities (as defined in 31 C.F.R. Part 357.2) or any other securities issued or fully guaranteed by the United States government or an agency, instrumentality or establishment of the United States government and (b) marked with a "YES" on Schedule I-B to the Agreement.

     10. "Loan" shall mean a loan of Securities or Non-U.S. Securities authorized pursuant to this Supplement.

     11. "Loaned Security" shall mean any Security or Non-U.S. Security which is subject to a Loan.

     12. "Market Value" of cash represented by foreign currencies shall be its amount. The market value of loaned Non-U.S. Securities or Non-U.S. Collateral (other than cash) shall be determined on the basis of the last (or latest available) sale price in the primary market in which they are traded or as otherwise agreed between the Borrower and the Bank.

     13. "Non-U.S. Cash Collateral" shall mean (a) monies in the currencies in which the loaned Non-U.S. Securities are traded in the principle market therefor, (b) monies in the official currency of any member country of the OECD, and (c) monies in such

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other currencies as may be agreed by the Lender (and which are acceptable to the
Bank); whether in the form of cash, credits of immediately available funds to the Bank's account at a Clearing Organization or represented by a certified or bank draft payable to the order of the Bank as agent for the Lender.

     14. "Non-U.S. Collateral" shall mean Non-U.S. Cash Collateral and debt obligations issued and sold primarily outside the United States by the central government of any OECD country or any agency or instrumentality thereof.

     15. "Non-U.S. Security" shall include, without limitation, securities issued and sold primarily outside the United States by the central government of any country or any agency or instrumentality thereof or a corporation or other entity incorporated or organized under the laws of any country, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

     16. "OECD" shall mean the Organization for Economic Cooperation and Development.

     17. "Overseas Securities Borrowing Agreement" shall mean the agreement pursuant to which the Bank lends Securities or Non-U.S. Securities to Non-U.S. Borrowers on behalf of its customers (including the Lender) from time to time.

     18. "Security" shall include Government Securities, Non-U.S. Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

     All capitalized terms not defined herein shall have the meanings given them in the Agreement.

                                   ARTICLE II
                                  AUTHORIZATION

     1. AUTHORIZATION. The Lender hereby acknowledges receipt of the Bank's standard forms of Global Securities Borrowing Supplement and Overseas Securities Borrowing Agreement and authorizes the Bank to make Loans pursuant to agreements substantially in the form thereof and in accordance with the parameters set forth in Schedule II hereto (as such Schedule may be amended from time to time).

     2. USE OF CLEARING ORGANIZATIONS. The Lender hereby authorizes the Bank on a continuous and on-going basis, to deposit in the appropriate Clearing Organizations all Non-U.S. Securities eligible for deposit therein and to utilize the Clearing Organizations to the extent possible in connection with its receipt and delivery of Non-U.S. Securities, Non-U.S. Collateral, Approved Non-U.S. Investments and monies pursuant to this Supplement. Where Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S. Investments eligible for deposit in a Clearing Organization are transferred to the Account, the Bank shall identify as belonging to the Lender a quantity of securities in a fungible bulk of securities shown on the Bank's account on the books of the appropriate Clearing Organization. Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S. Investments deposited in a Clearing Organization will be represented in accounts which include only assets held by the Bank for customers, including but not limited to accounts in which the Bank acts in a fiduciary or agency capacity.

                                   ARTICLE III
                         SECURITIES LENDING TRANSACTIONS

     1. RECEIPT OF NON-U.S. COLLATERAL; APPROVED NON-U.S. INVESTMENTS. Upon entering Loans, the Bank shall receive all Collateral and Non-U.S. Collateral in accordance with the Global Securities Borrowing Supplement, or Overseas Securities Borrowing Agreement, as appropriate, in such amount that the Market Value of such Collateral and Non-U.S. Collateral is not less than the Collateral Requirement. Subject to Schedule I hereto and any restrictions set forth by the Lender in a Certificate, the Bank is hereby authorized and directed to invest and reinvest all or substantially all of the Collateral represented by cash and Non-U.S. Cash Collateral in any Approved Investment or Approved Non-U.S. Investment.

     2. DISTRIBUTIONS ON LOANED NON-U.S. SECURITIES. Unless otherwise agreed, cash distributions paid on Loaned Securities which are Non-U.S. Securities shall be credited to the Account in the currency in which such distributions are paid on the Business Day following receipt from the Borrower.

     3. MARKS TO MARKET. The Bank shall on each Business Day mark to market the value of all Loaned Securities and demand from the appropriate Borrowers additional Collateral or Non-U.S. Collateral when the Market Value of Collateral and Non-U.S. Collateral received by the Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities (a "Margin Deficit"). Notwithstanding the foregoing, Lender agrees that the Bank may exercise its right to demand additional Collateral

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or Non-U.S. Collateral from Borrowers only where a Margin Deficit exceeds a specified amount or specified percentage of the Market Value of the Loaned Securities determined by the Bank to be immaterial (but at all times consistent with generally accepted industry practices). Whenever the Bank demands additional Collateral or Non-U.S. Collateral pursuant to the foregoing, such additional Collateral together with the Collateral and Non-U.S. Collateral then held by the Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

     4. COLLATERAL SUBSTITUTIONS. The Bank shall accept substitutions of Collateral or Non-U.S. Collateral in accordance with the Global Securities Borrowing Supplement or Overseas Securities Borrowing Agreement, as appropriate.

     5. FOREIGN EXCHANGE. Where the Bank is authorized or directed by the Lender to convert currency received hereunder into other currency, the Bank shall effect such transactions through customary banking channels. The Lender shall be responsible for all fees and expenses in connection with such conversion. The Bank shall have no responsibility and shall not be liable for losses resulting from nationalization, expropriation or other governmental actions, regulation of the banking industry, currency controls or restrictions, devaluations or fluctuations, or market conditions that prevent the orderly settlement of exchange transactions.

     6. MISCELLANEOUS. The provisions of this Supplement shall apply solely with respect to Loans hereunder. All provisions of the Agreement shall nevertheless remain in full force and effect with respect to Loans made pursuant to this Supplement, and all capitalized terms and provisions contained in the Agreement shall be read so as to apply fully to Loans made pursuant to this Supplement; PROVIDED, that in the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.


     Dated:                                 ING FUNDS


                                            By: /s/ [ILLEGIBLE]
                                               ----------------
                                            Title: Executive Vice President, CFO


                                            THE BANK OF NEW YORK


                                            By: /s/ William P. Kelly
                                                --------------------
                                            Title: Managing Director

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